Exhibit 99.1

Dave & Buster’s Appoints New Chief Financial Officer

DALLAS, December 15, 2021 (GLOBE NEWSWIRE) – Dave & Buster's Entertainment, Inc., (NASDAQ:PLAY), ("Dave & Buster's" or "the Company"), an owner and operator of entertainment and dining venues, today announced that it has appointed Michael Quartieri as Chief Financial Officer.

Mr. Quartieri will join Dave & Busters as Chief Financial Officer starting January 1, 2022.  Mr. Quartieri was previously Chief Financial Officer and Corporate Secretary at LiveOne, (NASDAQ:LVO) a global platform for livestream and on-demand audio, video and podcast/vodcast content in music, comedy and pop culture.  Prior to that, Mr. Quartieri was Chief Financial Officer, Treasurer, and Corporate Secretary at Scientific Games a provider of gaming products, systems, and services to the lottery and pari-mutuel industries.  Mr. Quartieri will lead Dave & Buster’s finance, accounting and supply chain organizations, as well as oversee the company’s investor relations function.

Kevin Sheehan, Chairman of the Board and Interim CEO, said “Michael joins us at a great time. We have a renewed sense of urgency to bring even more fun to our guests, grow our business and create amazing opportunities for our team members. Our momentum is building. Michael’s financial expertise, strong track record for growth and engaging style will no doubt help to fuel our momentum, and we are excited to welcome him to our team.”

“I am incredibly excited to be joining Dave & Buster’s,” said Michael Quartieri.  “I look forward to adding my expertise to the talented group of team members throughout the organization.  I see tremendous opportunity at Dave & Buster’s and am pleased to help lead the Company’s next phase of growth.”

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster’s Entertainment, Inc., is the owner and operator of 144 venues in North America that combine entertainment and dining and offer customers the opportunity to “Eat Drink Play and Watch,” all in one location. Dave & Buster’s offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster’s currently has stores in 40 states, Puerto Rico, and Canada.

For Investor Relations Inquiries:

Matthew Stroud

Arbor Advisory Group

Matthew.stroud@arboradvisorygroup.com

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